Exhibit 99.1

Poniard Pharmaceuticals Appoints Robert De Jager, M.D.,

as Chief Medical Officer

South San Francisco, Calif. (February 4, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced that it has appointed Robert De Jager, M.D., as chief medical officer, reporting to Jerry McMahon, Ph.D., Poniard’s chairman and CEO.

“Dr. De Jager has built an extensive and successful professional career in developing and registering novel cancer therapeutics, and we expect that he will play a critical role in successfully preparing the global oncology marketplace for our picoplatin drug candidate,” said Dr. McMahon. “Picoplatin has important potential advantages over currently available platinum agents, including a favorable safety profile and the ability to potentially overcome platinum resistance. Dr. De Jager’s experience will be invaluable to Poniard to ensure that picoplatin meets the market needs.”

“I am excited to join the experienced team at Poniard focused on moving picoplatin forward into product approval,” said Dr. De Jager. “Based on picoplatin’s demonstrated activity to date, I believe in picoplatin’s likely regulatory and technical success as a therapeutic for small cell lung cancer, metastatic colorectal cancer and hormone-refractory prostate cancer and other indications.”

Dr. De Jager joins Poniard from the biotechnology company Kosan Biosciences, where he served as senior vice president, chief medical officer. Prior to his position at Kosan Biosciences, Dr. De Jager served as chief medical officer and vice president, Clinical Research and Development for Conforma Therapeutics Corporation, a biotechnology company acquired by Biogen Idec Inc. At Biogen Idec, he was senior director, Oncology Research and Development. Earlier in his career, he held the position of vice president, Research & Development, Oncology at Daiichi Pharmaceutical Corporation and prior to that served as its executive director and senior director. Before joining Daiichi Pharmaceutical Corporation, Dr. De Jager served in various positions at Rgene Therapeutics, Inc., Perlmmune, Inc. (formerly Akzo-Organon Teknika/Biotechnology Research Institute) and Sanofi Research.

Dr. De Jager has held academic appointments at Memorial Sloan Kettering Cancer Center, the Institut Jules Bordet (Brussels, Belgium), New Jersey Medical School and the University of Texas M.D. Anderson Cancer Center. He has been a principal investigator and served on committees of many cancer organizations, including the European Organization for Research and Treatment of Cancer (EORTC), the Southeastern Cancer Study Group and the Eastern Cooperative Oncology Group. He is the author of more than 180 publications and abstracts and is the recipient of multiple grants and awards for his work in cancer research and development.

Dr. De Jager earned his M.D. and his B.S. in premedical sciences from the Free University of Brussels in Belgium. He completed his internship at Lenox Hill Hospital, his residency in internal medicine at the Mayo Clinic and a fellowship in medical oncology and clinical pharmacology at Memorial Sloan Kettering Cancer Center.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum therapy with an improved safety profile. Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and hormone-refractory prostate cancer, as well as a clinical trial of oral picoplatin in solid tumors. Picoplatin has not been approved by regulatory authority for use in humans. For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and most current Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

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